Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-142671, 333-145445, 333-157369, and 333-163066), in Post Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-161991), and the Registration Statements on Form S-3 (Nos. 333-157696 and 333-158625) of our report dated March  17, 2010 relating to our audits of the consolidated financial statements of PositiveID Corporation (the “Company”), formerly known as VeriChip Corporation, which are included in the Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to our firm as Experts in the Registration Statements on Form S-3.

/s/ Eisner LLP

March 17, 2010
New York, New York